DECHERT PRICE & RHOADS


                               1500 K STREET, N.W.

                            WASHINGTON, DC 20005-1208


                            TELEPHONE: (202) 626-3300

                               FAX: (202) 626-3334


                                 August 29, 1997



Pilgrim America Investment Funds, Inc.
40 North Central Avenue
Phoenix, Arizona  85004

Dear Sir or Madam:

     As counsel for Pilgrim America Investment Funds, Inc. (the "Fund") during the fiscal year ended June 30, 1997, we are familiar with the registration of the Fund under the Investment Company Act of 1940 (File No. 811-1939) and the registration statement relating to its shares of common stock (the "Shares") under the Securities Act of 1933 (File No. 2-34552) (the "Registration
Statement"). We also have examined such other Fund records, agreements, documents and instruments as we deemed appropriate.

     Based on the foregoing, it is our opinion with respect to the Shares the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Fund for its fiscal year ended June 30, 1997, assuming such Shares were sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

     We consent to the filing of this opinion in connection with the Notice for the fiscal year ended June 30, 1997 pursuant to Rule 24f-2 under the Investment Company Act of 1940 to be filed on behalf of the Fund with the Securities and Exchange Commission.


                                                     Very truly yours,


                                                     /s/ Dechert Price & Rhoads